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                                                                      EXHIBIT 5

(205)226-3459

                                 June 4, 1997

Hibbett Sporting Goods, Inc.
451 Industrial Lane
Birmingham, Alabama  35211

     Re:  Hibbett Sporting Goods, Inc.

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended, of 70,820 shares of the common stock, $.01 par value per share, (the "Common Stock"), of Hibbett Sporting Goods, Inc., a Delaware corporation (the "Corporation"), for issuance and sale in the manner described in the Corporation's Registration Statement on Form S-8 filed with the Securities and Exchange Commission, to which this opinion is an exhibit (the "Registration Statement"), we, as counsel to the Corporation, have examined such corporate records, certificates, and other documents as we considered necessary or appropriate for the purposes of delivering this opinion.

     On the basis of the foregoing, we are of the opinion that the Common Stock offered pursuant to the Registration Statement has been duly and validly authorized and is, or when issued in accordance with the respective governing documents will be, dully and validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Yours very truly,

                                    /s/ Balch & Bingham LLP